UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

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AVAGO TECHNOLOGIES LIMITED
2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
     On February 22, 2011, Avago Technologies Limited (the “Company”) filed with the Securities and Exchange Commission and mailed to its shareholders a definitive Proxy Statement (the “Proxy Statement”) for the Company’s 2011 Annual General Meeting of Shareholders (the “2011 AGM”), scheduled to be held on March 30, 2010 at 11:00 a.m. (Pacific Time) at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A. The Proxy Statement contains, among other things, proposals to elect directors to the Company’s board of directors (the “Board”). The Proxy Statement specifies that, in the event that a director resigns from the Board or otherwise became unwilling or unable to serve after the mailing of the Proxy Statement but before the 2011 AGM, the Company’s intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee. The Proxy Statement further indicates that if such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2011 AGM.
     In a press release dated March 10, 2011, the Company announced that James A. Davidson, David M. Kerko and Bock Seng Tan have tendered their resignations as members of the Board, effective March 9, 2011. The departure of these directors is due to a re-organization of the Board resulting from the recent secondary offerings of our ordinary shares by our sponsor shareholders. There were no disagreements between any of these directors and the Company. The March 10, 2011 press release is attached hereto as Exhibit 1.
     Messrs. Davidson and Kerko were director designees of Silver Lake and KKR, respectively, and Mr. Bock Seng Tan was originally the director designee of Seletar Investments Pte Ltd. Pursuant to the terms of Avago’s Second Amended and Restated Shareholder Agreement, following the sale by Bali Investments S.àr.l, an entity controlled by investment funds affiliated with Silver Lake and KKR, of Avago ordinary shares in a secondary offering in February 2011, Silver Lake and KKR are each currently entitled to designate only one member to the Board (prior to the offering they were each entitled to designate two directors). Seletar Investments Pte Ltd ceased to be entitled to designate a member to the Board following its sale of Avago ordinary shares in a secondary offering in December 2010. Silver Lake and KKR, through their ownership of Bali Investments S.àr.l, now beneficially own approximately 22.1% of Avago’s outstanding ordinary shares and Seletar Investments Pte Ltd owns approximately 2.9% of Avago’s outstanding ordinary shares.
     Messrs. Davidson, Kerko and Bock Seng Tan were nominated for re-election to the Board at the Company’s 2011 AGM. In connection with their resignations from the Board (i) each of Messrs. Davidson, Kerko and Bock Seng Tan has withdrawn as a candidate for re-election as a director at the 2011 AGM, (ii) the Board has decided not to fill the vacancies created by their resignations and no other nominees for election will be named in any of their places and (iii) in light of the valuable service Mr. Kerko provided to the Company during his tenure as a director, the Board accelerated the vesting and exercisability of 10,000 of the 30,000 unvested option shares held by him to the effective date of his resignation.
     No votes received to date in respect of the re-election of Messrs. Davidson, Kerko and Bock Seng Tan at the 2011 AGM will be counted for or against the election of these directors and the proxies will not be voted in respect of their election at the 2011 AGM.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on March 30, 2011:
The Proxy Statement, these Definitive Additional Materials and the Annual Report to Shareholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

Exhibit 1
Avago Technologies Announces Changes to Board of Directors
SAN JOSE, Calif. and SINGAPORE — March 10, 2011 — Avago Technologies Limited (Nasdaq: AVGO), a leading supplier of analog interface components for communications, industrial and consumer applications, today announced that James A. Davidson, David M. Kerko and Bock Seng Tan have tendered their resignations from its board of directors (the “Board”), effective March 9, 2011. The departure of these directors is due to a re-organization of the Board resulting from the recent secondary offerings of our ordinary shares by our sponsor shareholders.
Messrs. Davidson and Kerko were director designees of Silver Lake and KKR, respectively, and Mr. Bock Seng Tan was originally the director designee of Seletar Investments Pte Ltd. Following the sale of Avago ordinary shares in a secondary offering in February 2011, under the terms of Avago’s Second Amended and Restated Shareholder Agreement, Silver Lake and KKR are each currently entitled to designate only one member to the Board. Seletar ceased to be entitled to designate a member to the Board following its sale of Avago ordinary shares in a secondary offering in December 2010.
Messrs. Davidson, Kerko and Bock Seng Tan were nominated for re-election to the Board at the Company’s upcoming Annual General Meeting of Shareholders (the “2011 AGM”), scheduled to take place on March 30, 2011. However, in connection with their resignations from the Board, each of them has withdrawn as a candidate for re-election as a director at the 2011 AGM. The Board has decided not to fill the vacancies created by their resignations.
“Jim, Bock Seng and David have served Avago well as directors during their tenure on our Board, and I thank them for their valuable contributions to the Company”, said Hock Tan, President and Chief Executive Officer of Avago.
About Avago Technologies Limited
Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes over 6,500 products in four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics, and consumer and computing peripherals.
Contacts:

Avago Technologies Limited
Jacob Sayer, +1-408-435-7400
VP Business Development and IR
investor.relations@avagotech.com